Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2022, with respect to the December 31, 2021 consolidated financial statements, included in the Annual Report of Mawson Infrastructure Group Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of Mawson Infrastructure Group Inc. on Form S-3 (Form No. 333-258299), the Registration Statement of Mawson Infrastructure Group Inc. on Form S-3 (Form No. 333-260600), the Registration Statement of Mawson Infrastructure Group Inc. on Form S-8 (File No. 333-224146) and the Registration Statement of Mawson Infrastructure Group Inc. on Form S-8 (File No. 333-258878).

/s/ LNP Audit and Assurance International Pty Ltd

Sydney, New South Wales, Australia

March 21, 2022